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                       [SPANLINK COMMUNICATIONS LOGO]







FOR IMMEDIATE RELEASE                     Contact: Brett Shockley
                                                   Spanlink Communications
                                                   (612)    971-2114
                                                   brett.shockley@spanlink.com

                                                   Tim Briggs
                                                   Spanlink Communications
                                                   (612)    971-2135
                                                   tim.briggs@spanlink.com


                        SPANLINK COMMUNICATIONS ANNOUNCES
                     FINANCIAL RESULTS FOR YEAR AND QUARTER


MINNEAPOLIS, February 23, 2000 - Spanlink Communications, Inc., a developer of computer telephony software solutions for call centers, (Nasdaq SmallCap Market:
SPLK) announced today financial results for the fourth quarter and year ended December 31, 1999. Fourth quarter revenue decreased 50.0 percent to $1,691,537, from $3,381,406 for the fourth quarter of 1998. The company reported a net loss for the quarter of $874,164, or $0.17 per share, compared with net income of $166,344, or $0.03 per share, for the 1998 fourth quarter.

Revenue for the year ended December 31, 1999 decreased 13.4 percent to $9,602,882 from $11,083,239 for 1998. The company reported a net loss for the year of $1,369,938, or $0.27 per share, compared with net income of $263,953, or $0.05 per share, for 1998.

The decrease in revenue was primarily due to a decline in hardware revenue. In 1998, hardware revenue was positively impacted by a large customer order in the fourth quarter and the increased number of upgrades sold to customers preparing for year 2000.

Earlier today, the company announced its intent to take the company private through a tender offer for the publicly held shares of the company's common stock at a price of $10.50 per share in cash. The company also announced that Cisco Systems, Inc. will be a minority investor in the newly private company.

Spanlink Communications is a leading provider of computer telephony software solutions and integration services that help call centers rapidly automate and manage the customer interaction process - via the telephone or the Internet. Founded in 1988, Spanlink has more than 90 employees



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and more than 2,000 customers using its call center products and services.
Spanlink offers its products and services in the U.S. and internationally through a direct sales force, channel partners and OEMs. Visit the company online at http://www.spanlink.com .

                                     -more-

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 .

                         SPANLINK COMMUNICATIONS, INC
                             STATEMENT OF OPERATIONS
            For the three months and twelve months ended December 31,




                                                       (Unaudited)                                 (Unaudited)
                                                       Three Months                               Twelve Months
                                                       ------------                               -------------

                                                                           %                                            %
                                             1999           1998         Change         1999            1998          Change
                                             ----           ----         ------         ----            ----          ------
Revenue
                                            $1,691,537    $3,380,406       (50.0)      $9,602,882    $11,083,239        (13.4)
Cost of revenue                                910,166     1,589,222       (42.7)       4,284,158      5,047,616        (15.1)
                                         -------------- -------------  -----------  --------------  -------------   -----------

Gross profit                                   781,371     1,791,184       (56.4)       5,318,724      6,035,623        (11.9)
Gross profit as a percentage of revenue          46.2%         53.0%                        55.4%          54.5%

Operating expenses:
Sales, general and administrative            1,237,525     1,270,677        (2.6)       4,977,262      4,440,679          12.1
Research and product development               382,225       338,763         12.8       1,582,176      1,282,549          23.4
                                         -------------- -------------  -----------  --------------  -------------   -----------
                                             1,619,750     1,609,440          0.6       6,559,438      5,723,228          14.6
                                         -------------- -------------  -----------  --------------  -------------   -----------

Income (loss) from operations                (838,379)       181,744      (561.3)     (1,240,714)        312,395       (497.2)

Interest income (expense)                     (35,785)      (15,400)                    (129,224)       (48,442)
                                         -------------- -------------               --------------  -------------

Income (loss) before income taxes            (874,164)       166,344      (625.5)     (1,369,938)        263,953       (619.0)

Provision for income taxes                           0             0                            0              0
                                         -------------- -------------               --------------  -------------

Net income (loss)
                                            $(874,164)      $166,344      (625.5)    $(1,369,938)      $ 263,953       (619.0)
                                         ============== =============  ===========  ==============  =============   ===========

Basic and diluted net income (loss)
per share                                      $(0.17)         $0.03                      $(0.27)          $0.05

Shares used in computing diluted
net income (loss) per share                  5,121,957     5,373,858                    5,111,594      5,230,018



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                          SPANLINK COMMUNICATIONS, INC
                                  BALANCE SHEET


                                     ASSETS


                                                                         December 31,        December 31,
                                                                             1999                1998
                                                                         (unaudited)          (audited)
                                                                      ----------------------------------------
Current assets:
                Cash and cash equivalents                                    $   248,564           $  161,558
                Accounts receivable, net of allowances                         2,526,460            2,871,108
                Inventory                                                        518,278              505,787
                Costs and estimated earnings in excess of billings               632,379            1,703,186
                Other current assets                                             118,215              162,831
                                                                      ----------------------------------------
                              Total current assets                             4,043,896            5,404,470
Property and equipment, net                                                      974,449            1,227,089
Purchased intangibles                                                            367,651              491,015
Other assets                                                                     138,500              138,500
                                                                      ----------------------------------------
                              Total assets                                  $  5,524,496          $ 7,261,074
                                                                      ========================================



LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
                Loan payable                                                $  1,250,000           $  985,000
                Accounts payable                                                 647,960            1,259,812
                Accrued expenses                                                 221,590              294,167
                Current portion of long term liabilities                         116,694              107,755
                Deferred maintenance revenue                                     622,380              439,697
                Other current liabilities                                        333,312              451,613
                                                                       ---------------------------------------
                              Total current liabilities                        3,191,936            3,538,044

Capital lease obligation                                                          69,669              137,006
Royalties payable                                                                222,590              228,883

Shareholders' equity:
                Common stock                                                   8,308,446            8,255,348
                Accumulated deficit                                          (6,268,145)          (4,898,207)
                                                                       ---------------------------------------
                              Total shareholders' equity                       2,040,301            3,357,141
                                                                       ---------------------------------------
                              Total liabilities and shareholders'           $  5,524,496          $ 7,261,074
                              equity
                                                                       =======================================